                       AMENDMENT, AGREEMENT AND JOINT RELEASE


         This Amendment, Agreement and Joint Release ("Amendment") is made and entered into this 22nd day of April, 1994 by and between PETROWAX PA, INC., a Delaware corporation, debtor and debtor-in-possession ("Petrowax") and QUAKER STATE CORPORATION, a Delaware corporation ("Quaker State").


                                      BACKGROUND

         Petrowax and Quaker State entered into an Asset Purchase and Sale Agreement dated as of March 30, 1990 ("Asset Agreement"). The Asset Agreement, among other things, transferred ownership from Quaker State to Petrowax of a manufacturing facility known as the Emlenton Wax Plant located in Emlenton, Pennsylvania (the "Emlenton Wax Plant") and a manufacturing plant known as the McKean Plant located in Farmer's Valley, Pennsylvania (the "McKean Plant").

         On September 20, 1990, Petrowax received ground water sampling results which indicated the presence of petroleum in the ground water beneath the Emlenton Wax Plant. These results were reported to the Pennsylvania Department of Environmental Resources ("DER") in accordance with Pennsylvania law and to Quaker State, pursuant to Sections 10.2(h)(iv) and 12.1 of the Asset Agreement. Quaker State subsequently hired consultants to perform hydrogeologic investigations at the Emlenton Wax Plant and at the McKean Plant. The consultants prepared reports for submission to the DER, proposing a ground water recovery and treatment project for the ground water beneath the Emlenton Wax Plant and the McKean Plant (collectively, the "Ground Water Project").

         Quaker State has proposed to Petrowax to use the Emlenton Wax Plant's and the McKean Plant's on-site waste water treatment systems as part of the Ground Water Project.

         Pursuant to the Asset Agreement, Petrowax and Quaker State entered into a slack wax and petrolatum sales agreement dated April 30, 1990 (the "1990 Slack Wax Agreement") providing for the sale of Quaker State's entire output of slack wax and petrolatum produced at Quaker State's Congo refinery at Newell, West Virginia, through May 1, 1995.

         On February 25, 1992 (the "Petition Date"), Petrowax filed a petition in the United States Bankruptcy Court for the District of Delaware (the "Court") under Chapter 11 of Title 11 United States Code (the "Code") (case number 92-210). Since the Petition Date, Petrowax has been operating as Debtor in Possession pursuant to Section 1107.

         On December 16, 1992, Quaker State filed a proof of claim asserting unsecured nonpriority claims of $698,978.50, an unsecured priority claim of $83,123.81 and a contingent claim of $4,851,903.30 consisting of the following (collectively the "Claims"):

"CLAIM A" $7,021.54               Amount of unpaid obligations arising from
                                  sales by Quaker State to Petrowax under the Gas Purchase Agreement dated April 30, 1990

"CLAIM B" $275,014.28                  Amount of unpaid obligations arising from
                                       sales by Quaker State to Petrowax under
                                       the 1990 Slack Wax Agreement

"CLAIM C" $16,580.90                   Unpaid commissions payable by Petrowax to
                                       Quaker State under paragraph 5e. of the
                                       1990 Slack Wax Agreement

"CLAIM D" $248,584.83                  Amount of unpaid obligations arising from
                                       sales by Quaker State to Petrowax under
                                       Crude Oil Purchase and Sale Agreement
                                       dated April 30, 1990

"CLAIM E" $86,803.97                   Accrued and unpaid interest on balance
                                       listed under Claim D above, from due date through February 24, 1992

"CLAIM F" $64,972.98                   Sums owed by Petrowax to Quaker State for
                                       Petrowax's 50% share of environmental
                                       remediation work at Petrowax's plants and paid for by Quaker State prior to February 25, 1992, pursuant to environmental section of the Asset
                                       Agreement dated as of March 30, 1990

"CLAIM G" $83,123.81                   Sums owed by Petrowax to Quaker State for
                                       Petrowax's 50% share of environmental
                                       remediation work at Petrowax's plants and paid for by Quaker State after February 25, 1992

"CLAIM H" $4,841,903.30                Petrowax's remaining obligations under
                                       the Asset Agreement between Petrowax and Quaker State, under which Petrowax and Quaker State agreed to share equally the first $10 million of any cost of environmental remediation at certain plants sold by Quaker State to Petrowax

         Petrowax has done substantial due diligence with respect to the alleged Claims of Quaker State and asserts defenses, set-offs and/or counterclaims to each of the above Claims.

         Petrowax has not yet presented a motion to the Court for assumption of the 1990 Slack Wax Agreement but Quaker State has been furnishing slack wax and petrolatum to Petrowax on a prepaid basis.

         Petrowax and Quaker State desire to (i) settle all claims between themselves, (ii) modify the 1990 Slack Wax Agreement pursuant to Section 365(a) of the Code and cause its assumption by Petrowax, as so modified, (iii) enter into a new Slack Wax Agreement (the "1994 Slack Wax Agreement") providing for commencement of supply by Quaker State to Petrowax upon the end of the term of the 1990 Slack Wax Agreement, provided that no event of default as defined in the 1990 Slack Wax Agreement has occurred after the date of this Amendment, and continuing through at least May 1, 2000), (iv) enter into an agreement covering processing by Petrowax of contaminated ground water at the McKean Plant and the Emlenton Wax Plant, under the Ground Water Project, (iv) make certain amendments to the Asset Agreement regarding sharing of certain costs and (v) exchange mutual releases from certain potential claims.

         Both parties have acted in good faith and dealt at arm's length in negotiating the settlement of claims embodied in this Amendment.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         Article 1. 1990 SLACK WAX AGREEMENT ASSUMPTION.

         (A) Pursuant to Section 365(a) of the Code, Petrowax shall assume the 1990 Slack Wax Agreement subject to the amendments set forth in Article 2 of this Amendment. In order to cure the pre-petition defaults under the 1990 Slack Wax Agreement as required by Code Section 365(b)(1), Petrowax shall cure and Quaker State agrees to accept as complete and total cure of the defaults evidenced by Claim B and Claim C the following: Petrowax shall pay Quaker State $302,734.02 in nine equal consecutive monthly installments beginning fifteen
(15) days after the date of Effectiveness (as defined in Article 9 of this Amendment) and on the corresponding day of each month thereafter, without interest. $30,000 of the first payment may be made by offsetting Quaker State's obligation to Petrowax in the same amount under Section 10.1(1) of the Asset Agreement, as amended by this Amendment. Notwithstanding anything to the contrary contained in the 1990 Slack Wax Agreement, Quaker State agrees to supply slack wax and petrolatum to Petrowax in accordance with the credit terms in Section 6 thereof (as amended by this Amendment) upon payment of $150,000 of the $302,734.02 referred to above. Prior to payment of $150,000 of such amount, Quaker State shall continue to supply Petrowax, so long as Buyer pays for all Products by wire transfer in advance of shipment and Seller shall have no obligation to extend credit to Buyer unless and until payment of $150,000 of such cure amount.

         Article 2. AMENDMENT TO 1990 SLACK WAX AGREEMENT.

         Upon Effectiveness, the 1990 Slack Wax Agreement shall be deemed amended as follows:

         (A) Section 1 of the agreement is amended to delete the second sentence thereof.

         (B) Paragraph (b) of Section 5 of the agreement is amended to add a final clause to read as follows:

              "References to "rack" prices of gasoline and number 2 fuel oil above shall exclude taxes applicable to sales of gasoline and number 2 fuel oil generally but Petrowax shall be responsible for payment of taxes specifically levied on Products sold under the Agreement (which may be added to invoices for Products sold)."

         (C) Paragraph (c) of Section 5 of the agreement is amended to restate the first sentence thereof to read as follows:

              "Seller shall certify to Buyer prior to each delivery of the Product that the Product delivered meets the specifications therefor set forth in Exhibit A hereto."

         (D) Billing and Payment. The second paragraph of Section 6 to the agreement ("Billing and Payment") is amended to read as follows:

              "In no event shall Seller be obligated to extend more than $150,000 of credit to Buyer (increased to $300,000 upon confirmation of Buyer's plan of reorganization in its Chapter 11 bankruptcy proceeding). If Buyer exceeds the applicable credit limit, Seller shall not be obligated to ship Products to Buyer unless such shipments are paid for by wire transfer immediately prior to shipment or amounts owing in excess of the credit limit have been paid in full. In addition, Seller reserves the right to require payment in advance of shipment, or other security satisfactory to Seller, in the event Buyer should fail to make timely payment for Products delivered hereunder."

              (E) Section 14 of the agreement is amended to read as follows:

                        "14. INTEGRATED AGREEMENT. This agreement together with the Asset Purchase and Sale Agreement as amended by that certain Amendment, Agreement and Joint Release dated April 22, 1994 between Buyer and Seller ("Amendment"), the Amendment and the other agreements contemplated thereby constitutes the complete and final agreement of the parties related to the subject matter hereof, and no statements or agreements, oral or written, made prior to or at the execution hereof shall vary or modify the terms, conditions or provisions hereof.

         (F) Assignment. Section 16 of the agreement is amended to read as follows:

              "16. ASSIGNMENT. This Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither Seller nor Buyer shall assign this Agreement or any interest herein without the prior written consent of the other party. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement as security to a lender, a group of lenders, or other persons or entities which provide financing to Buyer, if such lenders so require, but nothing herein shall affect the rights or obligations of either Buyer or Sanwa Business Credit Corp. under the security agreements in effect between them (Seller acknowledges and consents to the existing perfected security interest of Sanwa Business Credit Corp. in Buyer's rights in this Agreement). Seller shall, following any foreclosure by such lenders, sell Products to such lenders or their assignees in accordance with the terms hereof, provided that this Agreement shall terminate if within sixty
         (60) days after a foreclosure, the lenders (or their assignees pursuant to foreclosure) fail to permit or allow Seller to process and continue processing waste water at the Emlenton Wax Plant or McKean Plant or both such facilities at a cost to Seller not exceeding that provided for in that certain Ground Water Processing Remediation Agreement dated April 22, 1994 between Seller and Buyer ("Processing Agreement"). Buyer may also assign this Agreement, at any time to any entity which is controlled by, controls, or is under control with, Buyer and may also assign this Agreement at any time to any one owner of one or both of the Emlenton Wax Plant and McKean Plant so long as such assignee continues to operate one or both of such facilities and the Products are being used as charge stock to such facility or facilities and further provided that such assignee assumes all of Buyer's obligations under the Asset Purchase and Sale Agreement and Buyer's obligations to process waste water at such facility under the Ground Water Processing Remediation Agreement dated April 22, 1994 between Seller and Buyer, and further provided that such assignee's credit worthiness has been approved by Quaker State, which approval shall not be unreasonably withheld."

         (G) Default. New subsections D and E are added to Section 12 ("Default") of the agreement, to read as follows:

              "D) Buyer shall be in default of its obligations under that certain Ground Water Processing Remediation Agreement dated April 22, 1994, 1994 between Buyer and Seller, after giving effect to the expiration of all cure periods contained therein."

              "E) Buyer shall be in default of its obligations under that certain Amendment, Agreement and Joint Release dated April 22, 1994 between Buyer and Seller."

         (H) Exhibit A to the 1990 Slack Wax Agreement is hereby amended to be and read as set forth in Exhibit A hereto.

         Article 3. 1994 SLACK WAX AGREEMENT

         Upon execution of this Agreement, Petrowax and Quaker State shall enter into a new Slack Wax Agreement (the "1994 Slack Wax Agreement") in the form of Exhibit B hereto, which shall be effective upon Effectiveness (with the understanding that supply thereunder shall commence at the end of the term of the 1990 Slack Wax Agreement; provided that no event of default as defined in the 1990 Slack Wax Agreement resulting in termination thereof has occurred following the date of this Amendment).

         Article 4. GROUND WATER PROCESSING REMEDIATION AGREEMENT.

         Upon execution of this Agreement, Petrowax and Quaker State shall enter into a Ground Water Processing Remediation Agreement in the form of Exhibit C hereto, which shall be effective upon Effectiveness.

         Article 5. ASSET AGREEMENT AMENDMENTS.

         As of Effectiveness, the Asset Agreement shall be deemed amended as follows:

         (A) DEFINITIONS.

                (i) Section 1.2 (COMPLIANCE WORK) is amended by deleting the final two sentences thereof and by substituting a final sentence to read as follows:

                   "In no event shall replacement of or repair of the Facilities' sewer systems be considered Compliance Work."

              (ii) Section 1.13 (REMEDIAL WORK) is amended by inserting before the final sentence thereof a new penultimate sentence to read as follows:

                   "Remedial Work shall also include all Compliance Work,
              except Compliance Work for which Compliance Costs are incurred or paid by Buyer prior to Effectiveness (as defined in that certain Amendment, Agreement and Joint Release dated April 22, 1994 (the "Amendment") not to exceed $30,000."

              (iii) Section 1.12 (REMEDIAL COSTS) is amended to add the following as the final sentence:

                   "Remedial Costs includes all Compliance Costs, except
              Compliance Costs incurred or paid by Buyer prior to Effectiveness."

              (iv) New Sections 1.14 and 1.15 are added to read as follows:

                   "1.14 Ground Water Costs: The term "Ground Water Costs"
              shall mean any and all funds or payments reasonably expended by the Buyer or the Seller in order to conduct Ground Water Remediation.

                   1.15 Ground Water Remediation: The term "Ground Water
              Remediation" shall mean all Remedial Work performed by the Buyer or the Seller in order to investigate, evaluate, treat and/or clean up any Hazardous Materials disposed, discharged or released in the ground water at, adjacent to, or in connection with operations at the Facilities and existing as of the Closing Date."

         (A) COVENANT OF SELLER REGARDING CERTAIN PAYMENTS.

         Section 10.1 is amended to add a new (l) to read as follows:

                   "(l) Seller shall pay all Compliance Costs incurred or paid by Buyer prior to Effectiveness, not to exceed $30,000."

         (B) SELLER'S INDEMNIFICATION OBLIGATIONS.

         Section 10.4(b)(i) is deleted in its entirety and a new Section 10.4(b)(i) is inserted to read as follows:

              "(i) GROUND WATER COSTS. All Ground Water Costs."

         (C) Section 10.4(b)(iii) is hereby amended to read as follows:

              "(iii) REMEDIAL COSTS (EXCLUDING GROUND WATER COSTS).

                        [x] Fifty percent (50%) of the first $5,500,000 of Remedial Costs (excluding Ground Water Costs) incurred, and

                        [y] One hundred percent (100%) of all Remedial Costs (excluding Ground Water Costs) incurred thereafter prior to the twentieth anniversary of the Closing Date, and

                        [z] Remedial Costs (excluding Ground Water Costs) incurred subsequent to the twentieth anniversary of the Closing Date shall be borne by the Buyer and the Seller in a manner to be determined in accordance with the law in effect at such time;

              provided, however, that the Seller shall have no obligation with respect to Remedial Costs (excluding Ground Water Costs) incurred as a result of the negligent performance of Remedial Work (excluding Ground Water Remediation) by or on behalf of the Buyer; PROVIDED, FURTHER, that the Seller shall have no obligation to indemnify the Buyer for reasonable disruptions or interferences with the operations of the Buyer's business reasonably incurred as a result of the performance of Remedial Work (including Ground Water Remediation) by the Seller in accordance with the provisions of this Agreement."

         (D) BUYER'S INDEMNIFICATION. Section 10.4(c)(i) is hereby amended to read as follows:

              "(i) REMEDIAL COSTS (EXCLUDING GROUND WATER COSTS).

                        [x] Fifty percent (50%) of the first $5,500,000 of the Remedial Costs (excluding Ground Water Costs) incurred prior to the twentieth anniversary of the Closing Date and

                        [y] Remedial Costs (excluding Ground Water Costs) incurred subsequent to the twentieth anniversary of the Closing Date shall be borne by the Buyer and the Seller in a manner to be determined in accordance with the law in effect at such time, provided, however, that the Buyer shall have no obligation with respect to Remedial Costs incurred as a result of the negligent performance of Remedial Work by or on behalf of the Seller. Buyer agrees to cooperate with Seller, including executing and submitting one or more applications or other documents, to request that the Pennsylvania Department of Environmental Resources eliminate the requirement that groundwater be monitored at the site of the former dump and burn area at the McKean Plant."

         (E) INDEMNIFICATION PROCEDURES. Sections 10.4(d)(ii), (iv) and (v) are amended to read as follows:

              "(ii) If the Seller initiates and completes Remedial Work (excluding Ground Water Remediation) in compliance with the requirements of Section 10.4(d)(i), Seller shall pay the full amount thereof, but if the total cost of Remedial Work (excluding Ground Water Remediation) has not yet exceeded $5,500,000, the Seller shall notify the Buyer of the Buyer's obligation to indemnify the Seller for Buyer's share of the Remedial Costs (excluding Ground Water Costs) pursuant to Section 10.4(c)(i).

              (iv) If the Seller defaults on its obligation under Section 10.4(d)(i) to initiate Remedial Work within the time period required therein after being requested by Buyer to do so or subsequently defaults in its obligation to cause such Remedial Work to be completed with reasonable diligence, and Seller does not cure such failure within 30 days after written notice from Buyer that Seller is in default of such obligations, the Buyer shall have the right to perform such Remedial Work. Seller shall promptly pay the full Remedial Cost thereof. Buyer shall indemnify Seller for Buyer's share of those Remedial Costs (excluding Ground Water Costs) paid by Seller, pursuant to Section 10.4(c)(i) and 10.4(d)(iii). Alternatively, at Buyer's option, Buyer may redeem any of the Buyer's promissory notes held by the Seller at face value to the full extent of Seller's obligations under this Section 10.4(d)(iv); PROVIDED, HOWEVER, the Seller shall remain liable to the Buyer for any shortfall between the Seller's obligations under this Section 10.4(d)(iv) and the face value of such redeemed promissory notes, and Buyer shall remain liable to indemnify Seller for Buyer's share of such Remedial Costs paid by Seller as provided in Sections 10.4(c)(i) and 10.4(d)(iii). Any amounts advanced by Buyer under this Section 10.4(d)(iv) and not promptly paid to Buyer by Seller upon demand shall bear interest from demand at a rate per annum equal to the rates at which interest accrues or would accrue under any Environmental Notes.

              (v) If the Buyer elects to perform Remedial Work without requesting the Seller to do so and the Buyer initiates and completes the Remedial Work, it shall notify the Seller of the Seller's obligation to indemnify Buyer for the Seller's share of Remedial Costs (excluding Ground Water Costs) as set forth in Section 10.4(b)(iii)."

         (F) ENVIRONMENTAL NOTES.

         Exhibit E to the Asset Agreement (form of Environmental Note) is amended to read as set forth in Exhibit D to this Agreement.

          Article 6. CERTAIN EXISTING ENVIRONMENTAL DEBT. On the date of Effectiveness, Petrowax shall issue and deliver to Quaker State one Environmental Note in the principal amount of $148,096.79, dated the date of Effectiveness, in the form of Exhibit D in full and complete discharge of all obligations of Petrowax pursuant to Section 10.4(c)(i) of the Asset Agreement through the date of Effectiveness.

         It is agreed that Petrowax's maximum liability of $2,750,000 for Remedial Costs (excluding Ground Water Costs) includes its liability for the principal amount of the Environmental Note described in the above paragraph.

         Article 7. RELEASE OF PETROWAX.

         As of Effectiveness, and upon issuance of the Environmental Note for $148,096.79 described in Article 5, Quaker State does hereby release and forever discharge Petrowax, its past and present officers, directors, employees, shareholders, agents, successors and assigns ("Petrowax Released Parties") from the Claims and from any and all other debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, executions, claims, obligations and liabilities, whatsoever of every name, nature, and description whether known or unknown, whether foreseen or unforeseen, whether or not well founded in fact or in law, whether accrued or unaccrued, and whether in law or equity or otherwise, which Quaker State ever had, now has or which Quaker State or its successors and assigns can, shall or may have for or by reason of any matter, cause or thing whatsoever occurring prior to the date hereof, provided that this Article 7 shall not operate to release any obligations of Petrowax under this Amendment, the Asset Agreement, as amended by this Amendment, or any agreements executed pursuant to either the Asset Agreement or this Amendment.

         The matters discharged and released herein are not limited to matters which are known or disclosed, and Quaker State assumes the risk of all unknown or unanticipated or misunderstood matters which are released and discharged herein.

         Quaker State has not assigned or transferred any claim, right, obligation, liability, cause or cause of action released and discharged herein.

         Quaker State further agrees that it will never institute any suit or action at law or otherwise against the Petrowax Released Parties, or institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action or cause of action for, on or by reason of any matter, cause or thing released and discharged above.

         It is further understood and agreed that this Article 7 is part of the settlement and compromise of a disputed matter, that the Petrowax Released Parties have expressly denied all liability, and that settlement shall not be construed as an admission of liability on the part of the Petrowax Released Parties.

         This Article 7 shall be binding upon Quaker State, its successors and assigns. Quaker State shall withdraw its proof of claim, and Petrowax shall have no further obligation with respect to the Claims except to embody the terms of this Amendment in its plan of reorganization with respect to Claim H. Quaker State agrees to support any plan of reorganization proposed by Petrowax which embodies the terms of this Amendment.

         Article 8. RELEASE OF QUAKER STATE.

         As of Effectiveness, Petrowax does hereby release and forever discharge Quaker State, its past and present officers, directors, employees, shareholders, agents, successors and assigns (the "Quaker State Released Parties"), of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, executions, claims, obligations and liabilities (including but not limited to all actions that could be brought pursuant to Sections 510, 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, 11 U.S.C. Section 101 ET SEQ.) whatsoever of every name, nature, and description whether known or unknown, whether foreseen or unforeseen, whether or not well founded in fact or in law, whether accrued or unaccrued, and whether in law or equity or otherwise, which Petrowax ever had, now has or which Petrowax or its successors and assigns can, shall or may have for or by reason of any matter, cause or thing whatsoever occurring prior to the date hereof, provided that this Article 8 shall not operate to impair or release any obligation of Quaker State under the Asset Agreement, as amended by this Amendment, or any obligations arising after the date of this Amendment under any agreements executed pursuant to either the Asset Agreement or this Amendment.

         The matters discharged and released herein are not limited to matters which are known or disclosed, and Petrowax assumes the risk of all unknown or unanticipated or misunderstood matters which are released and discharged herein.

         Petrowax has not assigned or transferred any claim, right, obligation, liability, cause or cause of action released and discharged herein.

          Petrowax further agrees that it will never institute any suit or action at law or otherwise against the Quaker State Released Parties, or institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action or cause of action for, on or by reason of any matter, cause or thing released and discharged above.

          It is further understood and agreed that this Article 8 is part of the settlement and compromise of a disputed matter, that the Quaker State Released Parties have expressly denied all liability, and that settlement shall not be construed as an admission of liability on the part of the Quaker State Released Parties.

          This Article 8 shall be binding upon Petrowax, its successors and assigns, its estate, any trustee that may be appointed hereafter for Petrowax or its estate, and any and all other parties which may now or hereafter claim any interest in Petrowax' estate or in any of its property.

          To the extent this Agreement and the release provided in this Article 8 are deemed to constitute an agreement between a holder of a claim and the debtor the consideration for which is based on a debt that is dischargeable, and only in such event, Quaker State hereby informs Petrowax as follows:

                   THIS AGREEMENT MAY BE RESCINDED AT ANY TIME PRIOR TO THE DISCHARGE OF PETROWAX IN ITS CHAPTER 11 PROCEEDINGS OR WITHIN SIXTY DAYS AFTER THIS AGREEMENT IS FILED WITH THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE FOR APPROVAL, WHICHEVER IS LATER, BY PETROWAX GIVING NOTICE OF SUCH RESCISSION TO QUAKER STATE.

         Article 9. COURT APPROVAL, EFFECTIVENESS AND CLOSING.

         Petrowax shall promptly prepare and file a motion with the Court seeking an order (the "Court Order") approving this Amendment and all of the agreements, amendments and transactions contemplated hereby. Petrowax shall use its best efforts to cause a hearing on the proposed motion to be held no later than forty-five (45) days from the date hereof. "Effectiveness" shall be deemed to occur at 12:01 a m. on the eleventh day following the date of entry of the Court Order (if not a business day, then on the next business day), provided that the Court Order has not been appealed, or if appealed, no stay pending appeal is in effect. This Amendment shall not be effective until Effectiveness and may be terminated by either party if Effectiveness has not occurred by six
(6) months from the date hereof.

         Notwithstanding the foregoing or anything contained herein to the contrary, should Petrowax rescind any part of this Amendment for any reason, this Amendment and all agreements executed pursuant hereto shall be deemed null and void in its entirety and the parties hereto will be placed in the same position they were immediately prior to Effectiveness.

         Article 10. This Amendment and Agreement shall be governed by and construed in accordance with the laws of the State of New York, except for the amendments to the Slack Wax Agreement, which shall be governed by the laws of the jurisdiction specified therein.

         Article 11. EFFECTIVE AMENDMENTS. Except as modified by this Amendment and Agreement, all of the provisions of the Asset Agreement and the Slack Wax Agreement shall remain in full force and effect in accordance with their respective terms and the obligations of Petrowax thereunder shall not be discharged by confirmation of any plan of reorganization in its Chapter 11 proceeding.

         IN WITNESS WHEREOF, the parties have executed this Amendment and Agreement on the day and year first above written by their respective duly authorized officers.

                                       PETROWAX PA, INC., Debtor and Debtor in
                                       Possession

                                       By:  /s/illegible
                                           ----------------------------------
                                       Title: Sr. Vice President
                                             --------------------------------


                                       QUAKER STATE CORPORATION

                                       By:  /s/illegible
                                           ----------------------------------

                                       Title: Chairman and CEO
                                             --------------------------------

                                       EXHIBITS


A   -  Revised Exhibit A to 1990 Slack Wax Agreement

B   -    1994 Slack Wax Agreement

C   -    Ground Water Processing Remediation Agreement

D   -    Revised form of Environmental Note

                                      EXHIBIT A

SLACK WAX (TYPICAL SPECIFICATIONS)

         Melting Point, AMP DEGREES F            120 min.
         Flash Point, COC, DEGREES F             400 min.
         Solvent Extractables, D3235             See Part 5, paragraph d
                                                 subparagraphs i and ii.

IP PETROLATUM

         Melting Point DEGREES F,                148 145 MIN
         Flash Point DEGREES F,                  460 min.
         Color Typical                                4
         Solvent Extractables, D3235             See Part 5, paragraph d,
                                                 subparagraph i and ii.

                                      EXHIBIT B

                                    SLACK WAX AND
                              PETROLATUM SALES AGREEMENT

    This Agreement is made this 22nd day of April, 1994, by and between Quaker State Corporation, a Delaware corporation, hereinafter referred to as "Seller", and Petrowax PA Inc., a Delaware corporation, debtor and debtor-in-possession, hereinafter referred to as "Buyer".

    WHEREAS, Petrowax and Quaker State entered into an Asset Purchase and Sale Agreement dated as of March 30, 1990 ("Asset Agreement"). The Asset Agreement, among other things, transferred ownership from Quaker State to Petrowax of a manufacturing facility known as the Emlenton Wax Plant located in Emlenton, Pennsylvania (the "Emlenton Wax Plant") and a manufacturing plant known as the McKean Plant located in Farmer's Valley, Pennsylvania (the "McKean Plant").

    WHEREAS, pursuant to the Asset Agreement, Petrowax and Quaker State entered into a slack wax and petrolatum sales agreement dated April 30, 1990 (the "1990 Slack Wax Agreement") providing for the sale of Quaker State's entire output of slack wax and petrolatum produced at Quaker State's Congo refinery at Newell, West Virginia, through May 1, 1995.

    WHEREAS, on February 25, 1992 (the "Petition Date"), Petrowax filed a petition in the United States Bankruptcy Court for the District of Delaware (the "Court") under Chapter 11 of Title 11 United States Code (the "Code") (case number 92-210). Since the Petition Date, Petrowax has been operating as Debtor in Possession pursuant to Section 1107.

    WHEREAS, pursuant to a certain Amendment, Agreement and Joint Release dated April 22, 1994 ("Amendment"), the parties have agreed to execute this Agreement in order to provide for Buyer's purchase and Seller's sale of Seller's entire output of slack wax and petrolatum (the "Products") produced at Seller's Congo Refinery at Newell, West Virginia (hereinafter called the "Facility") following expiration of the 1990 Slack Wax Agreement, and provided that no event of default as defined in the 1990 Slack Wax Agreement has occurred following the date of the Amendment.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

    1. TERM. Unless earlier terminated as provided herein, the primary term of this Agreement ("Primary Term") shall be a period commencing on May 2, 1995 and ending on May 1, 1999. On or before November 1, 1998, either party may provide written notice requesting that negotiations for an extension of the Primary Term take place, whereupon Buyer and Seller shall negotiate in good faith during the six month period preceding the expiration date of the Primary term to negotiate an extension satisfactory to each of the parties, provided that neither party shall have any obligation to agree to any extension of the Primary Term. In the event no extension of the Primary Term of the Agreement on the terms contained therein is reached, Seller shall remain obligated to sell Products to Buyer for an additional twelve months from the termination date of the Primary Term ("Wind-down Period") on all of the terms and conditions of the Agreement and at the current pricing applicable to the Wind-down

Period under Section 5(a). As used in this Agreement, "term" shall mean both the Primary Term (as it may be extended) and the Wind-down Period.

    2. QUANTITY. During the term of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Products produced at the Facility.

         Seller shall, at least thirty (30) days prior to the first day of each month, provide to Buyer an estimate of Seller's output of Products for such month and a proposed delivery schedule. Buyer shall within ten (10) days of receipt of Seller's notification, confirm that the delivery schedule is acceptable to Buyer or propose an alternate schedule. Seller shall reply within ten (10) days of receipt of any alternate schedule proposed by Buyer whether such schedule is acceptable to Seller. Failure by party to reply within the above time periods shall be deemed acceptance of the other party's proposed schedule.

    Deliveries within each month shall be scheduled in approximately equal weekly amounts. Should Buyer be unable to accept such quantities at any time, Seller shall have the right to sell any quantities of Products not accepted by Buyer to parties other than Buyer.

    3. QUALITY. The Products sold hereunder shall meet the specifications set forth on Exhibit A hereto. In the event Seller's source of crude oil to the Facility should change, Seller and Buyer shall negotiate in good faith revised specifications corresponding to the new crude oil source.

         Upon receipt of Products, Buyer shall be responsible for any testing deemed necessary by Buyer. Should Buyer believe that any Products delivered fail to meet the required specifications, Buyer shall make any claim in writing to Seller together with a copy of the results of Buyer's testing. Any claim not made to Seller by the earlier of (a) three (3) days after receipt of the Product or (b) processing or mixing of the Product with other material, shall be conclusively deemed to be waived.

    4. DELIVERY. All Products sold by Seller to Buyer will be sold F.O.B. the Facility. Title to the Products and risk of loss shall pass from Seller to Buyer when loaded into the carriers provided by Buyer at the Facility. All carriers for the Products sold hereunder shall be provided by the Buyer.

         The amount of Products delivered to Buyer shall be determined by Seller on the basis of Seller's measurement at the Facility at the time of loading into the carriers provided by Buyer.

    5. PRICE. Pricing for each Product sold under this Agreement in any month shall be equal to the results of the following calculation, on a weighted average price basis using applicable pricing data at the Facility for the month of delivery:

         a. The price for slack wax sold under this Agreement shall be computed as follows:

              Price per gallon = "S" Coefficient x (0.667 x Congo rack unleaded gasoline posted price + 0.333 x Congo posted price for number 2 fuel oil - 0.024 per gallon)

         b. The price for petrolatum sold under this Agreement shall be computed as follows:

              Price per gallon = "P" Coefficient x (0.667 x Congo rack unleaded gasoline posted price + 0.333 x Congo posted price for number 2 fuel oil - 0.024 per gallon)

              The above pricing is based upon average oil content for slack wax of 14.75 percent and for petrolatum of 18.89 percent, using 1993 ASTM test procedure 3235, "Solvent Extractables in Petroleum Waxes."

              The "S" Coefficient and "P" Coefficient under Paragraphs (a) and

(b) above shall be as follows (adjusted on May 1 of the designated year):

                                                  S                 P
                                                 ----              ----

                   1995                          .85               .90
                   1996                          .90               .95
                   1997                          .90               .95
                   1998 and beyond              1.25              1.95

         References to "rack" prices of gasoline and number 2 fuel oil above shall exclude taxes applicable to sales of gasoline and number 2 fuel oil generally but Petrowax shall be responsible for payment of taxes specifically levied on Products sold under this Agreement (which may be added to invoices for Products sold).

         c. Seller shall certify to Buyer prior to each delivery of the Product that the Product delivered meets the specifications therefor set forth in Exhibit A hereto. Seller's certificates shall be based upon an up and down representative sample, and sampling shall be performed only when the entire content of the shipping tank is in a liquid state. All such samples shall be tested by the ASTM method set forth in Exhibit A hereto. Seller shall deliver test results to Buyer at the time of delivery of the Product. Should Buyer dispute such results, Buyer shall so notify Seller within three (3) business days of receipt of Seller's analysis and in any event prior to mixing of such Product with other material, including with the notice the results of Buyer's testing of its sample of such delivery. In the event Seller's and Buyer's results differ by 5% or less, the average of Buyer's and Seller's results shall be used to determine whether any premium or penalty pursuant to paragraph 5(d) hereof applies. Should Buyer's and Seller's results differ by more than 5%, a sample of such delivery shall be sent to a mutually agreed independent laboratory, whose final testing results shall be conclusive for purposes of this Agreement. The cost of any independent testing shall be borne equally by Seller and Buyer.

         Should Buyer not provide notice to Seller of a disputed test result within the time provided above, the results of Seller's testing on such delivery shall be deemed conclusive.

         d. The above prices shall be subject to adjustment, upward or downward, as follows:

              i. As a quality premium, upward by $0.007 per gallon for each 1% below 18.89% oil content for petrolatum or below 14.75% oil content for slack wax.

              ii. As a quality penalty, downward by $0.007 per gallon for each 1% above 18.89% oil content for petrolatum or above 14.75% oil content for slack wax. The maximum oil content for any products acceptable to Buyer is 25% and Buyer shall not be obligated to purchase any Products with oil content in excess of 25%.

              iii. Penalties or premiums applicable to Products delivered in any month shall be accumulated and netted at the end of such month. Any net premium or penalty shall be paid by Buyer or Seller on or before the 15th day of the month succeeding the month of delivery.

         e. Seller shall receive a payment of 1% of Buyer's realized net price for finished waxes derived from the respective Products. The term "realized net price" shall mean Buyer's sales price less applicable commissions for the respective finished waxes.

    6. BILLING AND PAYMENT. Buyer shall remit payment to Seller for all products sold hereunder on the 15th day of the month following the month in which such products were delivered. Any amount not paid when due shall bear interest at the rate of 1.25% per month until paid in full.

         In no event shall Seller be obligated to extend more than $150,000 of credit to Buyer (increased to $300,000 upon confirmation of Buyer's plan of reorganization in its Chapter 11 bankruptcy proceeding). If Buyer exceeds the applicable credit limit, Seller shall not be obligated to ship Products to Buyer unless such shipments are paid for by wire transfer immediately prior to shipment or amounts owing in excess of the credit limit have been paid in full. In addition, Seller reserves the right to require payment in advance of shipment, or other security satisfactory to Seller, in the event Buyer should fail to make timely payment for Products delivered hereunder.

    7. TAXES. Buyer shall reimburse Seller for any sales, use or excise taxes imposed on Seller with respect to the sale to Buyer of the Products delivered hereunder by any local, state or federal governmental body, whether such tax is presently in effect or is imposed after the execution of this Agreement.

    8. WARRANTY. Seller warrants that it has and will have good and marketable title to all Products delivered and sold hereunder and that the Products will meet the specifications therefor set forth in Exhibit A hereto. Other than the specifications set forth on Exhibit A, Seller makes no representation or warranty whatsoever, express or implied with respect to the Products and Seller specifically DISCLAIMS AND EXCLUDES FROM THIS AGREEMENT THE IMPLIED WARRANTIES OF MERC ABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

    9. REMEDY. Buyer's sole and exclusive remedy in the event of delivery of Products that do not conform to oil content specifications set forth in Exhibit A hereto shall be a price adjustment for such Products pursuant to paragraph 5(c); provided, however, that Buyer shall have the option to reject delivery of Products the oil content of which exceeds 25% based upon the results of testing by a mutually agreed independent laboratory as provided in paragraph 5(c) hereof. Buyer's sole and exclusive remedy in the event of delivery of Products that do not conform to the specifications, other than oil content, set forth on Exhibit A or in the event oil content exceeds 25% based upon the results of testing by a mutually agreed independent laboratory as provided in paragraph 5(C) hereof. Buyer's sole and exclusive remedy in the event of delivery of Products that do not conform to the specifications, other than oil content, set forth on Exhibit A or in the event oil content exceeds 25% based upon the results of testing by a mutually agreed independent laboratory as provided in paragraph 5(C) hereof shall be a refund of the price paid and transportation costs incurred by Buyer for such Products upon return thereof to Seller. Seller shall have the right to sell Products rejected by Buyer to parties other than Buyer. In the event Buyer should wrongly reject any delivery of Products, Buyer shall be responsible for all transportation costs incurred for such Products.

         In no event shall Seller have any liability to Buyer for indirect, incidental or consequential damages or for lost profits or business, even if advised of the possibility that such damages may be incurred.

    10. FORCE MAJEURE. Neither party shall be liable for any failure to perform hereunder due to any cause beyond its reasonable control, including, but not limited to, acts of God, fires, floods, wars, sabotage, accidents, strikes, lockouts, or other labor disputes, shortages of labor, materials, or crude oil, governmental law, ordinances, rules and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations and price adjustment restrictions), inability to obtain material, equipment or transportation, and any other circumstance or circumstances of a similar or different nature. The party whose performance is prevented by any such contingency shall have the right during the period of such contingency to exclude such portion of the quantity deliverable during such period as is prevented by such contingency from being delivered, whereupon the total quantity deliverable under this Agreement shall be reduced by the quantity so excluded. In the event a party's ability to perform hereunder is affected only in part by force majeure as defined above, such party shall continue to perform its obligations hereunder to the extent not affected by such force majeure.

         A party affected by force majeure shall promptly notify the other party of the existence thereof and the anticipated duration and effect upon its ability to perform hereunder. Such party shall thereafter exercise its reasonable best efforts to eliminate the force majeure as quickly as possible; provided that, neither party shall be required to resolve labor disputes or disputes with suppliers of raw materials except in such party's sole discretion in accordance with its judgment as to its best interest. The party declaring force majeure shall promptly notify the other party when such force majeure no longer affects its ability to perform hereunder.

    11. NOTICES. Notices under this Agreement may be given by personal delivery, mail or by fax. Any notice required or permitted to be given hereunder shall be deemed received when received by U.S. mail, postage prepaid, registered or certified; notices shall be deemed received when sent if sent by fax. All notices shall be sent as follows:


                   To Seller, to:

                        Quaker State Corporation
                        255 Elm Street
                        Oil City, PA 16301
                        Attn: Vice President/Manufacturing
                        FAX: (814) 676-7030

                   To Buyer, to:

                        Petrowax PA Inc.
                        505 West Main Street
                        Smethport, PA 16749
                        FAX: (814) 887-7790
                        Attention: President, copy to
                                   Tom Causer

     12. DEFAULT. A party shall be in default hereunder in the event of the occurrence of any of the following:

         a. Such party should default in the performance of any of its obligations hereunder, which default remains uncured thirty (30) days following receipt of notice specifying the nature of the default from the non-defaulting party; or

         b. If any decree or order is entered by a court adjudicating such party a bankrupt or insolvent or approving as properly filed a petition seeking reorganization of such party under the federal Bankruptcy Code, or any other similar federal or state law, and such decree or order shall have continued undischarged or unstayed for a period of thirty (30) days; or a decree or order of a court for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such party or a substantial part of its property, or for the winding up or liquidation of its affairs shall have been entered and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

         c. Such party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy petition against it, or shall file a petition or answer or consent seeking reorganization under the federal Bankruptcy Code or any other similar federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its assets, or shall make an assignment for the benefit of creditors (other than as contemplated by this Agreement), or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by such party in furtherance of any of the foregoing actions; or

          d. Buyer shall be in default of its obligations under that certain Ground Water Processing Remediation Agreement dated April 22, 1994 between Buyer and Seller, after giving effect to the expiration of all cure periods contained therein.

          e. Buyer shall be in default of its obligations under that certain Amendment, Agreement and Joint Release dated April 22, 1994 between Buyer and Seller (the "Amendment").

          In the event of any such default, the non-defaulting party may at its option terminate this Agreement by written notice, without prejudice to any other rights or remedies available to the non-defaulting party by reason of such default.

     13. PRECONDITION TO EFFECTIVENESS. This Agreement shall not become effective, and neither party shall incur any liabilities or obligations to the other party in respect hereof, if any event of default as defined in the 1990 Slack Wax Agreement has occurred after the date of the Amendment which results in a termination of that Agreement.

     14. GOVERNING LAW. This Agreement shall be deemed a contract under and shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

     15. INTEGRATED AGREEMENT. This Agreement together with the Asset Agreement as amended by the Amendment, the Amendment and the other agreements contemplated thereby constitute the complete and final agreement of the parties related to the subject matter hereof, and no statements or agreements, oral or written, made prior to or at the execution hereof shall vary or modify the terms, conditions or provisions hereof.

     16. NO WAIVER. No waiver by either party of one or more rights of termination or defaults by the other party in the performance of this Agreement shall operate or be construed as a waiver of any future or continuing rights, options or defaults, whether of a like or different character.

     17. ASSIGNMENT. This Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither Seller nor Buyer shall assign this Agreement or any interest herein without the prior written consent of the other party. Prior to May 1, 1997, notwithstanding the foregoing, Buyer shall have the right to assign this Agreement as security to a lender, a group of lenders, or other persons or entities which provide financing to Buyer, if such lenders so require and Seller shall, following any foreclosure by such lenders, sell Products to such lenders or their assignees in accordance with the terms hereof, provided that this Agreement shall terminate if within sixty (60) days after a foreclosure, the lenders (or their assignees pursuant to foreclosure) fail to permit or allow Seller to process and continue processing waste water at the Emlenton Wax Plant or McKean Plant or both such facilities at a cost to Seller not exceeding that provided for in that certain Ground Water Processing Remediation Agreement dated April 22, 1994 between Seller and Buyer ("Processing Agreement"). Buyer may also assign this Agreement, at any time to any entity which is controlled by, controls, or is under control with, Buyer and may also assign this Agreement at any time to any one owner of one or both of the

Emlenton Wax Plant and McKean Plant so long as such assignee continues to operate one or both of such facilities and the Products are being used as charge stock to such facility or facilities and further provided that such assignee assumes all of Buyer's obligations under the Asset Agreement and Buyer's obligations to process waste water at such facility under the Processing Agreement, and further provided that such assignee's credit worthiness has been approved by Quaker State, which approval shall not be unreasonably withheld.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers the day and year first above set forth.

                                       QUAKER STATE CORPORATION

                                       By:
                                           ---------------------------------

                                       Title:
                                              ------------------------------


                                       PETROWAX PA INC., debtor and debtor-in-
                                       possession

                                       By:
                                           ---------------------------------

                                       Title:
                                              ------------------------------

                                      EXHIBIT C

                    GROUND WATER PROCESSING REMEDIATION AGREEMENT

         This Agreement is made and entered into this 22nd day of April, 1994 by and between Petrowax Pa, Inc., a Delaware corporation, debtor and debtor-in-possession ("Petrowax") and Quaker State Corporation, a Delaware corporation ("Quaker State").

                                      BACKGROUND

         Petrowax and Quaker State entered into an Asset Purchase and Sale Agreement dated as of March 30, 1990 ("Asset Agreement"). The Asset Agreement, among other things, transferred ownership from Quaker State to Petrowax of a manufacturing facility known as the Emlenton Wax Plant located in Emlenton, Pennsylvania (the "Emlenton Wax Plant") and a manufacturing plant known as the McKean Plant located in Farmer's Valley, Pennsylvania (the "McKean Plant").

         On September 20, 1990, Petrowax received ground water sampling results which indicated the presence of petroleum in the ground water beneath the Emlenton Wax Plant. These results were reported to the Pennsylvania Department of Environmental Resources ("DER") in accordance with Pennsylvania law and to Quaker State, pursuant to Sections 10.2(h)(iv) and 12.1 of the Asset Agreement. Quaker State subsequently hired consultants to perform hydrogeologic investigations at the Emlenton Wax Plant and McKean Plant. The consultants prepared reports for submission to the DER, proposing a ground water recovery and treatment project for the ground water beneath the Emlenton Plant and the McKean Plant (collectively, the "Ground Water Project").

         Quaker State has proposed to Petrowax to use the Emlenton Wax Plant's and the McKean Plant's on-site waste water treatment systems as part of the Ground Water Project.

         Petrowax and Quaker State wish to enter into an agreement regarding the terms and conditions under which Quaker State may use the Emlenton Wax Plant's and McKean Plant's on-site waste water treatment systems for the Ground Water Project.

         This Agreement is entered into pursuant to a certain Amendment, Agreement and Joint Release dated April 22, 1994 between Petrowax and Quaker State ("Amendment").

         In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. USE OF WASTE WATER TREATMENT SYSTEM. During the term of this Agreement and subject to the terms and conditions hereof, Petrowax agrees that Quaker State may utilize the waste water treatment systems at the Emlenton Wax Plant and McKean Plant (collectively, the "Plants") to treat ground water recovered as part of the Ground Water Project, provided such use is consistent with the respective plants' National Pollutant Discharge and Elimination System ("NPDES") Permits and Pennsylvania Industrial Waste Water Permits and complies with applicable federal and state laws, regulations, permits, orders and local ordinances. Based on the foregoing and on the terms and conditions of this Agreement, Petrowax agrees to process up to forty (40) gallons per minute of contaminated ground water delivered to its waste water treatment system at the Emlenton Wax Plant and up to eighty (80) gallons per minute of contaminated ground water delivered to its waste water treatment system at the McKean Plant. Quaker State shall not be obligated to utilize waste water treatment processing of Petrowax, but in that event shall receive no consideration from Petrowax.

         2. INSTALLATION OF A RECOVERY SYSTEM. Quaker State shall, at its expense, install a ground water recovery system, including all associated equipment necessary to operate such system and to deliver waste water for treatment to the entry port at the Plants' waste water treatment systems. Quaker State shall also install a meter or meters to monitor the flow of waste water directly to the waste water treatment systems at the Plants. Quaker State will be responsible for any permitting costs, and all electricity and other costs in connection with pumping contaminated ground water up to the entry port at Petrowax's waste water treatment facilities, including maintenance of equipment, and should Petrowax pay for any of the foregoing, Quaker State agrees to promptly reimburse Petrowax upon presentation of third party invoices or other appropriate documentation. Quaker State shall retain liability for any Disposal (as defined in the Asset Agreement) occurring up to the entry port.

         3. INCREASED COSTS. Quaker State shall bear the Increased Costs of treating ground water recovered as part of the Ground Water Project. "Increased Costs" shall mean any additional capital costs over and above those that would be incurred by Petrowax in its operation of the wastewater treatment plant (whether required by present or future regulation or law, requirements of any governmental authority, or otherwise,) to modify or upgrade the wastewater treatment plant in order to process the delivered ground water, or any increase in operating costs attributable to the treatment of the ground water. If, because of the treatment of the ground water, any sludge or solids from the wastewater treatment are rendered hazardous or require treatment or disposal which results in increased costs to Petrowax, those costs shall be paid by Quaker State upon written notice of the amount thereof.

    For increased capital costs, Quaker State shall have the option of performing the work, or authorizing Petrowax to perform the work. All such authorizations shall be in writing, except as provided in the following paragraph. If Quaker State elects not to perform the work it shall pay the invoices of Petrowax's contractor or supplier directly upon presentation of invoice. For increased operating costs, Quaker State shall pay those costs within thirty (30) days of invoicing by Petrowax.

    Failure of Quaker State to respond to Petrowax in writing within thirty
(30) days after Petrowax gives Quaker State written notice of anticipated Increased Costs in the nature of capital costs shall constitute authorization to Petrowax to perform the work. Should Quaker State notify Petrowax in writing within such thirty (30) day period that it disputes that increased capital costs are Increased Costs hereunder, or notifies Petrowax within thirty (30) days of invoice of operating costs claimed by Petrowax to be Increased Costs hereunder that Quaker State disputes that such operating costs are Increased Costs, either party may submit such dispute to binding arbitration by a neutral single arbitrator satisfactory to the parties selected from the list of company environmental attorneys maintained by the American Petroleum Institute ("API") as possible third party neutrals. Should the parties be unable to agree upon an arbitrator within 30 days after a party has requested arbitration, either party may request the API to select the arbitrator. The arbitration shall be conducted under the rules of the American Arbitration Association, with each side bearing its own costs except the cost of the arbitrator, which shall be shared equally. Discovery shall be controlled by the arbitrator and shall be permitted to the extent set out in this Section. Each party may submit in writing to a party, and that party shall so respond, to a maximum of any combination of thirty-five (35) (none of which may have subparts) of the following: interrogatories, demands to produce documents and requests for admission. Each party is also entitled to take the oral deposition of one (1) individual of another party. Additional discovery may be permitted upon mutual agreement of the parties. The arbitrator shall control the scheduling so as to process the matter expeditiously. The parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this Section may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause.

         4. STORAGE AND DISPOSAL OF HYDROCARBON PRODUCT RECOVERED. Quaker State shall be responsible at its sole cost for storing, treating, recycling and disposing of all non-dissolved hydrocarbon product recovered during the Ground Water Project in accordance with all applicable federal, state and local laws, regulations, permits and approvals, including but not limited to the Spill Prevention Control and Countermeasure Plan. Quaker State shall provide all storage tanks required to store the recovered hydrocarbon product. Quaker State shall provide for the timely removal of all recovered hydrocarbon product from the Emlenton Wax Plant and the McKean Plant. At Petrowax's request, Quaker State shall provide to Petrowax copies of all shipping documents and/or disposal manifests relating thereto as required by applicable law.

         5. OPERATING FEES. (a) Except for Earned processing (as hereinafter defined), Quaker State shall pay Petrowax the following for processing furnished, plus any Increased Costs:

  ---------------------------------------------------------------------------
  ---------------------------------------------------------------------------
    Period         through        5/2/96-        5/2/97-        5/2/98-
    ------         5/1/96         5/1/97         5/1/98         and
                                                                thereafter
  ---------------------------------------------------------------------------
    Charge per      $30.00        $25.00         $20.00           $10.00
    1,000
    gallons
  ---------------------------------------------------------------------------
  ---------------------------------------------------------------------------

All payments shall be due within ten (10) days after invoicing.

         (b) Except for early termination as provided in Section 5(c), processing shall be Earned for such number of years as is equal to (i) two times the number of years (prorated for partial years) beginning May 1, 1995 that Quaker State continues to supply Products to Petrowax or its permitted assignees under the Slack Wax and Petrolatum Sales Agreement dated the date hereof and executed pursuant to the Amendment ("1994 Slack Wax Agreement ") plus (ii) one year for each year (prorated for partial years) after the end of the term of the 1994 Slack Wax Agreement that Quaker State continues to supply Petrowax or its permitted assignees with Products at the Wind-down Period prices. The terms "Products" and "Wind-down Period" shall have the meanings ascribed to them in the 1994 Slack Wax Agreement.

         (c) Notwithstanding that processing cannot be Earned by Quaker State except be supplying Products after May 1, 1995, Quaker State shall be entitled to receive processing at no cost (other than Increased Costs) under this Agreement beginning on the date the Amendment is approved by the Bankruptcy Court, in anticipation of its supplying of Products after May 1, 1995 under the 1994 Slack Wax Agreement. If Quaker State ceases supply of Products under either the Slack Wax and Petrolatum Agreement dated April 30, 1990 (the "1990 Slack Wax Agreement") or the 1994 Slack Wax Agreement (collectively, the Slack Wax Agreements) prior to the end of the Wind-down Period for more than thirty (30) days for reasons other than default under this Agreement by Petrowax or either of the Slack Wax Agreements by Petrowax or its permitted assignees or the temporary existence of a Force Majeure Event (as defined in Section 7) of either of the Slack Wax Agreements affecting Quaker State or Petrowax or its permitted assignees, then the Earned period, if any, shall end, water treatment processing provided under this Agreement for periods thereafter shall be subject to charge as set forth in Section 5(a) above, and Quaker State shall pay Petrowax at the rates set forth in Section 5(a) for processing previously furnished but not Earned (as defined in Section 5(b) above). (For the purpose of clarity, it is agreed that if Quaker State supplies Products to Petrowax or its permitted assignees under the 1990 Slack Wax Agreement through its expiration and under the 1994 Slack Wax Agreement through May 1, 1996, all processing hereunder through May 1, 1996 shall have been Earned.)

         6. TERM. The term of this Agreement shall begin on the date the Amendment is approved by the Bankruptcy Court and shall continue for the period for which processing is Earned and thereafter so long as Quaker State continues to request and pay for processing in connection with the Ground Water Project, provided, however, that in no event shall Petrowax be required to provide processing under this Agreement after May 1, 2014.

         7. FORCE MAJEURE. In no event shall Petrowax be liable to Quaker State or be deemed in default or in breach of any of its obligations under this Agreement for delay or failure to provide processing hereunder if such delay or failure is due to war, fire, explosion, flood, accident, strike, riot, act of governmental authority, act of God, labor interruption or strike, interruption in power supply, or any other contingency beyond the reasonable control of Petrowax ("Force Majeure Event"). In the event of the occurrence of a Force Majeure Event, the performance of Petrowax under this Agreement shall be excused for the period of the disability. Petrowax shall use reasonable efforts, promptly after it has actual knowledge of the beginning of a Force Majeure Event, to notify Quaker State of the delay, of the reason therefor, and of the probable duration and the consequences thereof. Petrowax shall also use reasonable efforts to eliminate the Force Majeure Event and to resume performance with the least possible delay.

         8. DEFAULT. (a) A party shall be in default hereunder (other than by reason of a Force Majeure Event) in the event that such party shall default in the performance of any of its obligations hereunder, which default remains uncured forty-five (45) days following receipt of notice specifying the nature of the default from the non-defaulting party, unless the cure would require more than 45 days, in which case the party shall not be deemed in default if it has promptly commenced diligent efforts to cure the default following notice and continues such efforts until such default is cured. In the event of any such default, the non-defaulting party may at its option terminate this Agreement by written notice. Any termination by Petrowax by reason of Quaker State's default hereunder shall not limit Petrowax's rights to payment of any fee due hereunder for prior processing. Any termination by Quaker State by reason of Petrowax's default hereunder shall entitle Quaker State to terminate delivery of Products under the Slack Wax Agreements, but in the event of any such termination Quaker State shall be entitled to any processing Earned but not utilized prior to termination.

    (b) In the event that (i) either or both of the Plants ceases to operate for more than sixty (60) days (other than temporarily by reason of a Force Majeure Event) and (ii) Petrowax or its assignees notify Quaker State in writing that no further purchases of Products shall be made under the Slack Wax Agreements, then provided that Quaker State continues to be given access to the nonoperating Plant or Plants for the purpose of processing wastewater at Quaker State's own cost, Quaker State shall have no claim for damages against Petrowax under or arising out of this Agreement for the failure of Petrowax to furnish waste water processing at that Plant or Plants. In the event that prior to the confirmation of a plan of reorganization for Petrowax in its Chapter 11 proceeding Quaker State is neither furnished processing at a Plant by Petrowax pursuant to this Agreement nor is Quaker State provided access to the Plant for performing processing itself, and provided that the reason for such nonperformance and unavailability of access is other than a Force Majeure Event, then Quaker State shall be entitled to damages for breach of this Agreement to compensate it for processing Earned but not utilized, but such damages shall not exceed an amount equal to the price per 1,000 gallons set forth in the table in
Section 5(a) hereof multiplied by the number of 1,000 gallons for which Quaker State reasonably would have requested and been able to obtain processing at that Plant for a time period equal to the remaining period for which processing has been Earned but not utilized.

         9. EFFECTS OF GROUND WATER PROJECT. If at any time Petrowax reasonably determines that any work on the Ground Water Project is causing or threatening to cause (1) any disruption, breakdown or malfunction of the on-site treatment plant or (2) the violation of any federal, state or local law or the terms and conditions of any applicable federal, state or local permits (including, without limitation, the NPDES or Pennsylvania Industrial Waste Water Permits at the Emlenton Wax Plant or the McKean Plant), Petrowax may shut down the delivery of services hereunder. Any penalties assessed as a result of actions by Quaker State shall be paid by Quaker State.

         10. PRECONDITION TO EFFECTIVENESS. This Agreement shall not become effective, and neither party shall incur any liabilities or obligations to the other party in respect hereof, unless and until this Agreement is approved by the U.S. Bankruptcy Court having jurisdiction over the chapter 11 proceeding of Petrowax.

         11. ASSIGNMENT. This Agreement may not be assigned or transferred by either party without the prior written consent of the other party, except that Petrowax may assign this Agreement to any owner of the Emlenton Wax Plant or the McKean Plant, which assumes all of Petrowax' obligations under this Agreement.

         12. MISCELLANEOUS. (a) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof.

         (b) This Agreement may be amended or supplemented only by written agreement of the parties hereto.

         13. GOVERNING LAW, PARTIES IN INTEREST. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. For the purpose of clarity, it is agreed that this Agreement shall not be binding upon Sanwa Business Credit or any other lender of Petrowax or upon any purchasers, assignees or other transferees of such assets from or through such lenders or directly from Petrowax, unless a party expressly assumes this Agreement in writing; provided that, if Sanwa Business Credit or such other lender or any purchaser of such assets from or through such lenders or directly from Petrowax shall not, within sixty (60) days after a sale or foreclosure, permit Quaker State to process and continue processing wastewater at the Plants, at a cost to Quaker State not exceeding that provided for in this Agreement, then the Slack Wax Agreements shall terminate. Petrowax and Quaker State agree that no obligations under this Agreement, express or implied, shall be imposed upon any such asset purchaser unless such asset purchaser agrees to assume such obligations.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names as of the date and year first above written.

                                       PETROWAX PA, INC., Debtor and
                                       Debtor in Possession

                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------

                                       QUAKER STATE CORPORATION

                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------

                                      EXHIBIT D

                          REVISED FORM OF ENVIRONMENTAL NOTE

$                                                           Date:
 ---------------                                                 ---------------

         FOR VALUE RECEIVED, Petrowax PA Inc., a Delaware corporation (hereinafter called "PPI"), hereby promises to pay, in lawful money of the United States of America, Quaker State Corporation, a Delaware corporation (hereinafter called "Quaker State"), at Quaker State's offices at Oil City, Pennsylvania, or at such other place as Quaker State shall designate in writing, the principal sum of _______________ ($_______________), together with interest thereon from the date hereof until paid at the rate of 9% per annum. Interest shall be calculated on a year of 360 days of 12, 30-day months.

         Commencing on the date hereof and until all principal and interest has been paid in full, accrued and unpaid interest under this Environmental Note shall be due and payable quarterly on January 1, April 1, July 1 and October 1 in each year.

         During the Repayment Period (as defined below), principal under this Environmental Note shall be due and payable in equal quarterly installments. The amount of each quarterly installment of principal shall be calculated by dividing the total amount of the principal sum as of the date of this Environmental Note by the number of quarters within the Repayment Period. The Repayment Period shall be the period commencing on the earlier of (i) the date on which all Superior Debt (as defined below) has been paid in full and (ii) July 1, 1999, and ending on December 31, 2008; PROVIDED, that if the date hereof is after the date on which the Repayment Period would otherwise have commenced, the Repayment Period shall commence on the date hereof. All unpaid principal and interest shall be due and payable on December 31, 2008. PPI shall, subject to the provisions of this Environmental Note set forth below, have the right to prepay in whole or in part the amount owing to Quaker State hereunder, at any time and without penalty.

         The occurrence of any of the following shall constitute an Event of Default under this Environmental Note:

         1. PPI fails to make any payment to Quaker State of interest on this Environmental Note when the same shall have become due and payable, and such failure is not cured within ten (10) days after receipt of written notice of such nonpayment;

         2. PPI fails to make any payment to Quaker State of principal under this Environmental Note, when the same shall have become due and payable, and such failure is not cured within ten (10) days after receipt of written notice of such nonpayment;

         3. PPI is in material default in the due and punctual payment of any other obligation owed by the undersigned to Quaker State and such default is not cured within ten (10) days after receipt of written notice of such default; or

         4. Sanwa Business Credit Corporation shall have declared the full principal amount of the Sanwa Note (as defined below) to be immediately due and payable following the occurrence of an event of default thereunder, or the holder of any Superior Debt (other than the Sanwa Note) shall have foreclosed on any collateral pursuant to the terms of any agreement governing such Superior Debt; or

         5. PPI is adjudicated a bankrupt, or an order is made approving a petition seeking reorganization or readjustment of PPI under the federal bankruptcy laws or other similar law or statute of the United States of America or of any state, or a trustee or receiver is appointed of all or substantially all of the property of PPI (other than the preexisting proceeding for reorganization under Chapter 11 of the United States Bankruptcy Code identified as Case No. 92-210);

         6. PPI admits in writing its inability to pay its debts as they become due, files a petition in bankruptcy or makes a general assignment for the benefit of creditors or consents to the appointment of a receiver or trustee of all or any part of its property (other than the preexisting proceeding for reorganization under Chapter 11 of the United States Bankruptcy Code identified as Case No. 92-210); or

         7. Final judgment or judgments for the payment of money is or are rendered against PPI, which judgment or judgments individually or in the aggregate exceed $1,000,000 and remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed.

         Upon the occurrence and continuation of an Event of Default, and subject to the provisions of this Environmental Note set forth below, Quaker State may, by notice in writing delivered to PPI, declare the entire principal amount and accrued interest, if any, on this Environmental Note immediately due and payable, and such principal and interest shall thereupon become and be immediately due and payable.

         This Environmental Note is being executed by PPI and delivered to Quaker State pursuant to the terms of that certain Asset Purchase and Sale Agreement (the "Agreement") dated as of March 30, 1990 as amended by Amendment, Agreement and Release dated April 22, 1994, by and between PPI and Quaker State and represents PPI's apportioned share of certain Remedial Costs, excluding Ground Water Costs (each as defined in the Agreement), as more fully described therein. Pursuant to Section 10.4(b) of the Agreement, Quaker State has agreed to indemnify PPI against certain claims as more fully described therein. Quaker State hereby agrees that PPI, in accordance with Section 10.4(d) of the Agreement, has the full and absolute right, but not the obligation, to set-off against any amount due or which, with the passage of time, will become due hereunder (including both principal and interest), any amounts which Quaker State may from time to time owe PPI pursuant to Section 10.4(b) of the Agreement. Such right of set-off is in addition to any other remedies PPI may have under the Agreement or otherwise and shall be deemed exercised only upon PPI giving Quaker State written notice of PPI's election to set-off.

Subordination Provisions

         The indebtedness ("Environmental Debt") evidenced by this Environmental Note is subordinated and junior in right of payment to all Superior Debt (as defined herein).

         For the purpose of this Environmental Note the term "Superior Debt" shall mean any and all principal, interest, penalties, expenses and other amounts at any time payable under or with respect to (i) the Promissory Note of PPI executed or to be executed payable to Sanwa Business Credit Corporation in the original principal amount of $6,750,000 (the "Sanwa Note"), (ii) any revolving credit agreement entered into by PPI, (iii) any equipment acquisition facility entered into by PPI, (iv) any agreements refinancing any of the foregoing, and (v) any other indebtedness permitted by any of the foregoing, unless such other indebtedness is by its terms expressly subordinated to any of the foregoing. The Superior Debt shall continue to be Superior Debt and be entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Superior Debt or extension or renewal of the Superior Debt or any increase in the principal amount thereunder.

         No direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made or agreed to be made on account of the principal of, or premium, if any, or interest on any Environmental Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Environmental Debt so long as any amounts shall remain due or payable under the Superior Debt; PROVIDED, HOWEVER, that PPI may make payments on the Environmental Debt pursuant to the terms hereof if and to the extent that such payments do not contravene any of the provisions set forth herein under the heading "Subordination Provisions".

         Notwithstanding any provisions to the contrary, upon the occurrence of any condition or event which would constitute any default or event of default with respect to any Superior Debt, or in any instrument under which the same is outstanding, which permits the holder or holders of any of the Superior Debt to accelerate the maturity thereof then, unless and until such condition or event shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made or agreed or attempted to be made on account of the principal of, or premium, if any, or interest or otherwise on any Environmental Debt, or as a sinking fund for the

Environmental Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Environmental Debt.

    In the event of:

    (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to PPI or its property,

    (ii) any proceeding, voluntary or involuntary, for the liquidation, dissolution or other winding-up of PPI, whether or not involving insolvency or bankruptcy proceedings,

    (iii) any general assignment, other than as security, for the benefit of creditors by PPI, or

    (iv)   any other marshalling of the assets of PPI,

then all Superior Debt (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to Quaker State. Any payment or distribution, whether in cash, securities or other property, which would otherwise (but for these subordination provisions) be payable or deliverable in respect of Environmental Debt shall be paid or delivered directly to the holders of the Superior Debt and then in accordance with the priorities then existing among such holders until all Superior Debt (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall have been paid in full.

    The Environmental Debt shall not be declared in default or due and payable as the result of the occurrence of any event in respect thereof and no payment shall be made in respect of any Environmental Debt (except as otherwise expressly provided herein) unless and until all Superior Debt shall have been paid in full.

    If any payment or distribution, whether in cash, securities, or other property, shall be received by Quaker State in contravention of any of the terms hereof, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Superior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all such debt remaining unpaid, to the extent necessary to pay all such debt in full. In the event of the failure of Quaker State to endorse or assign any such payment or distribution, each holder of Superior Debt is hereby irrevocably authorized to endorse or assign the same.

         No present or future holder of any Superior Debt shall be prejudiced in the right to enforce subordination of Environmental Debt by any act or failure to act on the part of PPI. The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of the Superior Debt, on the one hand, and Quaker State, on the other hand. Nothing contained herein shall impair, as between PPI and Quaker State, the obligation of PPI, which is unconditional and absolute, to pay to Quaker State the principal hereof and interest hereon as and when the same shall become due and payable in accordance with the terms hereof, or prevent Quaker State from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon the occurrence of any condition or event which constitutes a default or event of default hereunder, all subject to the rights of the holders of the Superior Debt to receive cash, securities or other property otherwise payable or deliverable to Quaker State.

         When the aggregate amount received by the holders of the Superior Debt equals all amounts owed to the holders of the Superior Debt, Quaker State shall be subrogated to all rights of any holders of such Superior Debt to receive any further payments or distributions applicable to the Superior Debt until the Environmental Debt shall have been paid in full, to the extent that distributions otherwise payable with respect the Environmental Debt have been applied to the payment of Superior Debt. Any payments or distributions received by Quaker State by reason of such subrogation, whether in cash, securities or other property which otherwise would be paid or distributed to the holders of Superior Debt, shall, as between PPI and its creditors other than the holders of other Superior Debt, on the one hand, and Quaker State on the other hand, be deemed to be a payment by PPI on account of Superior Debt and not on account of Environmental Debt. Nothing contained in the foregoing shall reduce the amounts owed by PPI to Quaker State hereunder and PPI agrees, subject to the terms of this Environmental Note, that it is obligated to make payment in full to Quaker State hereunder.

         Quaker State will take such action (including, without limitation, the delivery of this instrument to an agent for the holders of Superior Debt or the filing of a financing statement with respect thereto) as may, in the opinion of counsel designated by the holders of any of the Superior Debt at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

         No failure or delay on the part of any holder hereof to exercise any of the rights hereunder shall be deemed a waiver of any of such rights or of any default hereunder.

         PPI hereby waives demand, presentment for payment, notice of dishonor, protest, notice of protest and notice of non-payment of this Environmental Note.

         This Environmental Note may be sold, assigned or transferred by Quaker State to any other party, upon written notice to PPI, provided that such purchaser, assignee or transferee shall have assumed the payment obligations of Quaker State under Section 10.1(l) of the Agreement and the indemnification obligations of Quaker State under Section 10.4(b) of the Agreement. This Environmental Note may not otherwise be sold, assigned or transferred to any other party without the express written consent of PPI. This Environmental Note shall be binding not only upon PPI and Quaker State, but also upon their permitted successors and/or assigns.

         In the event any legal proceedings to enforce this Environmental Note are commenced, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees and costs incurred in such proceedings, including appeals and postjudgment execution.

         This Environmental Note shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, PPI has caused this Environmental Note to be executed by its duly authorized officer as of the date first above written.

                                       PETROWAX PA INC.

                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------